Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

•                  Third consecutive quarter of net sales growth for NSP Americas and Synergy Europe

•                  China market entry progressing on schedule for launch in late 2015

•                  Announced plan to streamline operations and refocus Company’s activities during second quarter with expected annual savings of $10 to $15 million

•                  Board of Directors approved a $0.10 per share quarterly dividend

•                  Repurchased 0.2 million shares of common stock during the first quarter for $2.9 million

LEHI, Utah, May 7, 2015 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today reported its financial results for the first quarter ended March 31, 2015, and declared a quarterly cash dividend of $0.10 per share.

“In the first quarter of 2015, we observed sustainable local currency growth in NSP Americas and Synergy WorldWide, which were offset by currency headwinds from the negative impacts of the strong dollar and continuing sales challenges in NSP Russia, Central and Eastern Europe. Synergy Europe delivered a third consecutive quarter of net sales growth driven by the investments made in additional sales resources and the launch of our weight management program, SLMsmart. NSP North America also achieved a third consecutive quarter of net sales growth through increased adoption of the IN.FORM sales program,” commented Gregory L. Probert, Chairman and Chief Executive Officer.

Mr. Probert continued, “In April 2015, we initiated a plan to streamline our operations and refocus our activities on profitable growth opportunities, which we expect will bring improved efficiencies and reduced costs resulting in $10 to $15 million of annualized savings.”

Mr. Probert concluded, “Our entry into China through our joint venture with Fosun Pharma remains on track for late 2015. During the quarter, we made significant progress towards our direct selling license submission as well as finalizing our product offerings in the e-commerce, retail and direct selling channels. Expansion into China is part of our vision to transform Nature’s Sunshine into a multi-brand, multi-channel organization and to further drive distributor adoption, leadership and engagement on a global scale.”

For the First Quarter of 2015:

•                  Local currency net sales decreased 6.6 percent compared to the first quarter of 2014. Net sales growth in the NSP Americas and Synergy WorldWide segments was offset by declines in the NSP Russia, Central and Eastern Europe segment. Excluding this decline, the remaining business segments grew by 1.7 percent year-over-year. Reported net sales revenue decreased 10.3 percent to $83.9 million, compared to $93.5 million in the first quarter of 2014, including unfavorable currency fluctuations.

•                  Selling, general and administrative expenses decreased 9.7 percent to $26.3 million, compared to $29.2 million in the first quarter of 2014. The decrease was primarily due to reduced management service costs in NSP Russia, Central and Eastern Europe due to lower net sales and reduced benefit costs. The reduction in SG&A expenses was partially offset by $0.8 million of increased investment in China.

•                  Operating income decreased 22.1 percent to $5.3 million, compared to $6.8 million in the first quarter of 2014. The decrease was primarily due to lower net sales revenue in NSP Russia, Central and Eastern Europe and an increase in cost of sales as a percentage of net sales due to the devaluation of foreign currencies relative to the U.S. dollar in many of the Company’s foreign markets.

•                  Adjusted EBITDA, defined here as net income from continuing operations before taxes, depreciation, amortization and other income adjusted to exclude share-based compensation expense, decreased 16.4 percent to $7.7 million, compared to $9.2 million in the first quarter of 2014.

•                  Net income from continuing operations was $4.2 million, or $0.23 per diluted common share, compared to $10.2 million, or $0.63 per diluted common share in the first quarter of 2014.

•                  In April 2014, the Company announced its plan to streamline its operations and refocus its activities on profitable growth opportunities. The planned streamlining is expected to reduce costs, improve efficiencies and renew focus on larger and more profitable Company markets. As part of the plan, the Company will cease operations in Vietnam and will eliminate approximately 100 to 130 positions worldwide through both severance and attrition. The Company anticipates it will incur approximately $3.9 million of one-time expenses. The vast majority of these costs will be incurred in the second quarter of 2015. As a result of this action, the Company expects to realize annualized savings of approximately $10 million to $15 million from lower operating and employment costs. Net sales in Vietnam were approximately 0.3 percent of consolidated net sales for the three months ended March 31, 2015.

•                  Cash and cash equivalents as of March 31, 2015, were $50.1 million, compared to $58.7 million as of December 31, 2014. The Company used cash to pay dividends of $1.9 million, repurchase shares of common stock of $2.9 million, and reinvest in its information technology systems of $4.1 million.

•                  Shareholders’ equity as of March 31, 2015, was $132.8 million, compared to $129.0 million as of December 31, 2014.

•                  Active Managers worldwide were 14,700 and active Distributors and customers worldwide were 277,000 as of March 31, 2015, compared to 16,700 and 328,300, respectively, in the first quarter of 2014. The number of independent Managers, Distributors and customers decreased primarily in Ukraine and Russia.

NSP Americas Results for the First Quarter of 2015:

•                  Local currency net sales revenue increased by 2.4 percent compared to the first quarter of 2014. The increase was primarily driven by growth in NSP United States which was partially offset by declines in NSP Latin America during the quarter. Reported net sales revenue increased 0.3 percent to $46.5 million, compared to $46.4 million in the first quarter of 2014.

•                  NSP North America recorded net sales growth of 3.4 percent, its third consecutive quarter of growth. New sales programs gained traction as a result of the increased adoption of new retail sales tools and products, specifically IN.FORM, which is focused on building a daily Habit of Health and weight management.  Last year’s re-launch of the Silver Shield immune system product line further contributed to the increase in net sales year-over-year.

•                  Contribution margin, defined as net sales revenue less cost of sales and volume incentive expense, increased 2.4 percent to $19.5 million, compared to $19.1 million in the first quarter of 2014, primarily due to the growth in net sales.

•                  Active Managers within the segment were approximately 7,700 and active Distributors and customers within the segment were approximately 141,200 as of March 31, 2015, as compared to approximately 7,700 and 145,600, respectively, as of March 31, 2014. While Managers were flat, Distributors and customers in NSP Americas were down 3.0 percent compared to the prior year quarter. While Distributors and customers decreased 0.9 percent in North America, this decline was more than offset by a higher average order size related to IN.FORM and retail sales, resulting in net sales growth in North America.  In Latin America, Distributors and customers declined 7.0 percent due to difficulties importing products as a result of changing product registration requirements.

NSP Russia, Central and Eastern Europe Results for the First Quarter of 2015:

•                  Net sales revenue decreased 50.5 percent to $7.4 million, compared to $15.0 million in the first quarter of 2014. Net sales continue to be adversely affected by the devaluation of the Ukrainian hryvnia and the Russian ruble, political unrest in Ukraine and Russia, and sanctions against Russia. As a result, the Company does not expect net sales declines to reverse in the near term. To keep the Distributor base engaged in Russia and Ukraine, the Company has introduced new product kits and promotions.

•                  Contribution margin decreased 51.9 percent to $2.6 million, compared to $5.4 million in the first quarter of 2014, primarily due to lower net sales revenue.

•                  Active Managers within the segment were approximately 3,400 and active Distributors and customers within the segment were approximately 78,300 as of March 31, 2015, as compared to 5,200 and 125,200, respectively, as of March 31, 2014 as a result of the conditions in the region noted above.

Synergy WorldWide Results for the First Quarter of 2015:

•                  Local currency net sales revenue increased by 3.6 percent, compared to the first quarter of 2014, driven by increased sales in Europe, Indonesia and Japan, partially offset by declines in North America. The increase in net sales revenue is primarily a result of re-engaged leadership and investments in additional sales resources coupled with strong execution and momentum stemming from the launch of Synergy’s SLMsmart weight-management program. Reported net sales revenue decreased 4.2 percent to $28.8 million, compared to $30.0 million in the first quarter of 2014.

•                  Synergy Europe recorded local currency net sales growth of 9.1 percent, the third consecutive quarter of growth. Synergy Indonesia, Japan and Korea recorded local currency net sales growth of 120.1 percent, 10.1 percent and 0.5 percent, respectively.

•                  Contribution margin decreased 15.1 percent to $9.0 million, compared to $10.7 million in the first quarter of 2014, primarily as a result of unfavorable changes in exchange rates, which increased the cost of goods sold relative to net sales in the local currencies.

Active Managers within the segment were approximately 3,600 and active Distributors and customers within the segment were approximately 57,500 as of March 31, 2015, as compared to 3,700 and 52,900, respectively, as of March 31, 2014. The decrease in Managers is primarily due to lower sales in Synergy North America. Active Distributors and customers were up 8.7% due to increased local currency sales volume in Synergy Europe, Indonesia, Japan and Korea, offset by continued declines in Synergy North America.

China and New Markets Results for the First Quarter of 2015:

•                  Net sales revenue for the Company’s export markets decreased 42.8 percent to $1.2 million, compared to $2.0 million in the first quarter of 2014.  The decrease was primarily due to the transition of NSP United Kingdom to an export market in 2015, where the Company sells its products to an independent locally managed entity that has distribution rights for the market at wholesale prices. NSP United Kingdom was formerly a direct selling market in the first quarter of 2014.

•                  Contribution margin decreased 43.2 percent to $0.5 million, compared to $0.9 million in the first quarter of 2014, primarily as a result of the decrease in net sales.

•                  There are no Managers, Distributors, and customers in the China and New Markets segment as the export business accounts for all of the segment’s sales to date.

Effective Income Tax Rate

The effective income tax rate for the first quarter of 2015 was 16.1 percent, compared to a benefit of (55.6) percent in the first quarter of 2014.  The current quarter’s effective tax rate was lower than the U.S. federal statutory tax rate of 35.0 percent, which is primarily attributable to the partial utilization of foreign tax credit benefits related to intercompany dividends paid by foreign subsidiaries to the U.S corporation in prior years.

Quarterly Cash Dividend and Ongoing Share Repurchase Program

The Company’s Board of Directors approved a quarterly cash dividend of $0.10 per share, payable on June 2, 2015, to shareholders of record as of the close of business on May 22, 2015.

In November 2014, the Board of Directors authorized a new $20 million share repurchase program beginning January 1, 2015, to be implemented over two years. During the three months ended March 31, 2015, the Company repurchased 0.2 million shares of its common stock under the approved share repurchase program for $2.9 million.

The quarterly dividend, in addition to the special dividends that were paid in August 2013 and in September 2014, and the on-going share repurchase programs, are enabled by the Company’s strong cash flow, healthy cash balance, and the Board’s commitment to return capital to shareholders and confidence in the Company’s long-term growth prospects.

Non-GAAP Financial Measures

The Company has included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning Adjusted EBITDA because management utilizes this information in the evaluation of its operations and believes that these measures are a useful indicator of the Company’s ability to fund its business. These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income as an indicator of the Company’s operating performance.  Moreover, these non-GAAP financial measures, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. The Company has included a reconciliation of these non-GAAP measures to reported earnings under GAAP in the attached financial tables.

Conference Call

Nature’s Sunshine Products will host a conference call to discuss its first quarter 2015 results on May 7, 2015 at 5:30 PM Eastern Time.  The toll-free dial-in number for callers in the U.S. and Canada is 1-877-407-0789, conference ID: 13606701.  International callers can dial 1-201-689-8562, conference ID: 13606701.  A replay will be available from May 7, 2015 at 8:30 PM Eastern Time through May 21, 2015 at 11:59 PM Eastern Time by dialing 1-877-870-5176 (U.S. and Canada) or 1-858-384-5517 (International), replay PIN: 13606701.  The call will also be webcast live and will be available on the Investors section of Nature’s Sunshine Products’ website at www.naturessunshine.com for 90 days.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ: NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 640,000 independent Managers, Distributors and customers in more than 40 countries.  Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has four reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas; NSP Russia, Central and Eastern Europe; Synergy WorldWide; and China and New Markets). The Company also supports health and wellness for children around the world through its partnership with the Sunshine Heroes Foundation.  Additional information about the Company can be obtained at its website, www.naturessunshine.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain information included or incorporated herein by reference in this report may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies. All statements (other than statements of historical fact) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. For example, information appearing under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” includes forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties.

•                  any negative consequences resulting from the economy, including the availability of liquidity to us, our independent Distributors and our suppliers or the willingness of our customers to purchase products;

•                  our relationship with, and our ability to influence the actions of, our independent Distributors, and other third parties with whom we do business;

•                  improper activity by our employees or independent Distributors;

•                  negative publicity related to our products, ingredients, and the nutritional supplement industry or direct selling organization;

•                  changing consumer preferences and demands;

•                  our reliance upon, or the loss or departure of any member of, our senior management team which could negatively impact our Distributor relations and operating results;

•                  increased state and federal regulatory scrutiny of the dietary supplement industry;

•                  the competitive nature of our business and the nutritional supplement industry;

•                  regulatory matters governing our products, ingredients, the nutritional supplement industry, our direct selling program, or the direct selling market in which we operate;

•                  legal challenges to our direct selling program or to the classification of our independent Distributors;

•                  risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with our third party importers, governmental sanctions, ongoing Ukraine and Russia political conflict, pricing and currency devaluation risks, especially in countries such as Ukraine, Russia and Belarus;

•                  uncertainties relating to the application of transfer pricing, duties, value-added taxes, and other tax regulations, and changes thereto;

•                  our dependence on increased penetration of existing markets;

•                  our reliance on our information technology infrastructure;

•                  the sufficiency of trademarks and other intellectual property rights;

•                  changes in tax laws, treaties or regulations, or their interpretation;

•                  taxation relating to our independent Distributors;

•                  product liability claims;

•                  share price volatility related to, among other things, speculative trading; and

•                  the full implementation of our joint venture for operations in China with Fosun Industrial Co., Ltd., as well as the legal complexities, unique regulatory environment and challenges of doing business in China generally.

All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in or incorporated by reference into this press release. Except as is required by law, we expressly disclaim any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this press release.  Throughout this press release, we refer to Nature’s Sunshine Products, Inc., together with its subsidiaries, as “we,” “us,” “our Company” or “the Company.”

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$50,065	$58,699
Accounts receivable, net of allowance for doubtful accounts of $812 and $849, respectively	8,086	6,732
Investments available for sale	2,569	2,546
Inventories	41,928	40,438
Deferred income tax assets	4,901	4,950
Prepaid expenses and other	9,653	7,884
Total current assets	117,202	121,249

Property, plant and equipment, net	56,939	51,343
Investment securities - trading	1,118	1,038
Intangible assets, net	667	704
Deferred income tax assets	14,509	14,495
Other assets	7,862	7,970
	$198,297	$196,799

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$8,297	$5,237
Accrued volume incentives	18,142	16,867
Accrued liabilities	22,336	28,957
Deferred revenue	4,256	4,717
Income taxes payable	1,908	2,131
Revolving credit facility payable	348	—
Total current liabilities	55,287	57,909

Liability related to unrecognized tax benefits	6,776	6,598
Deferred compensation payable	1,118	1,038
Other liabilities	2,334	2,297
Total liabilities	65,515	67,842

Shareholders’ equity:
Common stock, no par value, 50,000 shares authorized, 18,709 and 18,662 shares issued and outstanding as of March 31, 2015, and December 31, 2014, respectively	125,663	125,489
Retained earnings	14,693	10,891
Noncontrolling interests	3,629	3,781
Accumulated other comprehensive loss	(11,203)	(11,204)
Total shareholders’ equity	132,782	128,957
	$198,297	$196,799

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Net sales revenue	$83,878	$93,467
Cost of sales	(21,881)	(22,581)
Gross profit	61,997	70,886

Operating expenses:
Volume incentives	30,337	34,893
Selling, general and administrative	26,330	29,152
Operating income	5,330	6,841
Other income (loss), net	(318)	(262)
Income before provision (benefit) for income taxes	5,012	6,579
Provision (benefit) for income taxes	809	(3,657)
Net income from continuing operations	4,203	10,236
Income (loss) from discontinued operations	1,312	(571)
Net income	5,515	9,665
Net loss attributable to noncontrolling interests	(152)	—
Net income attributable to common shareholders	$5,667	$9,665

Basic and diluted net income per common share attributable to common shareholders

Basic:
Net income from continuing operations	$0.23	$0.63
Income (loss) from discontinued operations	$0.07	$(0.03)
Net income attributable to common shareholders	$0.30	$0.60

Diluted:
Net income from continuing operations	$0.22	$0.61
Income (loss) from discontinued operations	$0.07	$(0.03)
Net income attributable to common shareholders	$0.30	$0.58

Weighted average basic common shares outstanding	18,621	16,179
Weighted average diluted common shares outstanding	19,192	16,618

Dividends declared per common share	$0.10	$0.10

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,515	$9,665
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	30	39
Depreciation and amortization	996	1,237
Share-based compensation expense	1,339	1,094
Tax benefit from the exercise of stock options	(52)	—
(Gain) loss on sale of property and equipment	(1,312)	13
Deferred income taxes	50	(3,823)
Amortization of bond discount	—	1
Purchase of trading investment securities	(112)	(67)
Proceeds from sale of trading investment securities	55	49
Realized and unrealized gains on investments	(46)	(15)
Foreign exchange losses (gains)	351	980
Changes in assets and liabilities:
Accounts receivable	(1,411)	(1,170)
Inventories	(1,989)	707
Prepaid expenses and other current assets	(1,837)	(2,011)
Other assets	74	(390)
Accounts payable	3,010	(274)
Accrued volume incentives	1,539	1,513
Accrued liabilities	(6,707)	(6,156)
Deferred revenue	(461)	58
Income taxes payable	(268)	(940)
Liability related to unrecognized tax benefits	230	(53)
Deferred compensation payable	80	33
Net cash (used) provided by operating activities	(926)	490
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(6,019)	(4,614)
Proceeds from sale of property, plant and equipment	1,312	—
Purchase of investments available for sale	(15)	(6)
Proceeds from investments available for sale	—	33
Net cash used in investing activities	(4,722)	(4,587)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of cash dividends	(1,865)	—
Borrowings on revolving credit facility	348	—
Principal payments of long-term debt and revolving credit facility	—	(847)
Proceeds from the exercise of stock options	1,640	—
Tax benefit from stock option exercise	52	—
Repurchase of common stock	(2,857)	—
Net cash used in financing activities	(2,682)	(847)
Effect of exchange rates on cash and cash equivalents	(304)	(836)
Net decrease in cash and cash equivalents	(8,634)	(5,780)
Cash and cash equivalents at the beginning of the period	58,699	77,247
Cash and cash equivalents at the end of the period	$50,065	$71,467
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$2,608	$2,236
Cash paid for interest	25	30

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Net income from continuing operations	$4,203	$10,236
Adjustments:
Depreciation and amortization	996	1,237
Share-based compensation expense	1,339	1,094
Other (income) loss, net*	318	262
Provision (benefit) for income taxes	809	(3,657)
Adjusted EBITDA	$7,665	$9,172

* Other income (loss), net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.